Exhibit 107

Form S-8

(Form Type)

Catalyst Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
	Primary Offering of Securities:

Fees to be Paid	Equity	Common Stock, par value $0.001 per share (1)	457(h)	3,000,000	$16.07 (2)	$48,210,000	—	$—	—	—	—	—

Fees to be Paid	Total Registration Fee	—	—	3,000,000	$16.07 (2)	$48,210,000	0.00014760	$7,116	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$48,210,000		$7,116

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$7,116

(1)

Including such indeterminate amount of common stock as may be issued from time to time at indeterminate prices or upon conversion of common stock purchase options and restricted stock units, as the case may be.

(2)

Estimated solely for the purpose of calculating the registration fee which was computed in accordance with Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low sales prices per share of the common stock as reported on the Nasdaq Capital Market on May 29, 2024.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source

Rule 457(p)

Fee Offset Claims	Catalyst Pharmaceuticals, Inc.	S-8	—	—	—	—	—	—	—	—	—

Fee Offset Sources	Catalyst Pharmaceuticals, Inc.	S-8	—	—	\ —	—	—	—	—	—	—